EXECUTIVE INCENTIVE COMPENSATION PLAN

SHARPS COMPLIANCE CORP.

The Compensation Committee of the Board of Directors (“Committee”) of Sharps Compliance Corp. (the “Company”) has adopted its Executive Incentive Compensation Plan effective for the fiscal years ended June 30, 2008 and 2009.  The Executive Incentive Compensation Plan (the “Plan”) is designed to allow eligible executive full-time employees to share in achievements based on attainment of pre-established Company financial performance as well as achievement of individual goals.  The Plan is designed to motivate and reward eligible participants whose performance is considered by the Committee to be critical and integral to the overall success of the Company.

Eligibility and Plan Year

Plan eligibility is determined by the Committee. For the fiscal years ending June 30, 2008 and 2009 participation in the Plan is limited to the Company’s Chief Executive Officer and Chief Financial Officer.  The Committee may, at its sole discretion, add other Company executives as participants to the Plan.

Elements of the Plan

Each eligible participant has a target bonus, calculated as a specified percentage of that executive’s then current annual salary. For the fiscal years ending June 30, 2008 and 2009 the specified percentage of participant’s annual salary is 40% for both the Chief Executive Officer and Chief Financial Officer. The bonus amount will be computed based upon achievement of goals in three categories:  (1) positioning the Company for future growth, (2) the achievement of fiscal year budgeted earnings and (3) achievement of fiscal year budgeted revenues.

Individual Performance Element (determines 25% of target bonus)

The computation of this portion of the target bonus will be based upon accomplishments of the Company and the executive participants designed to position the Company for future growth. The Committee will review accomplishments prepared by executive participants and determine achievement of the goal in their sole discretion.

Earnings Performance Element (determines 25% of target bonus)

Achievement of this element will be based upon the Company meeting the budgeted net earnings (from ongoing operations) goal for the respective fiscal year.

Revenue Performance Element (determines 50% of target bonus)

Achievement of this element will be based upon the Company meeting the budgeted revenue (from ongoing operations) goal for the respective fiscal year.

In addition to the above executive participants will recommend to the Committee a fiscal year bonus pool for non-executive employees.

Eligibility and Payments to Participants

The participant must be an active, full-time employee of the Company on the last day of the fiscal year for which the incentive award is earned to be entitled to the bonus.

Awards shall be paid in cash less applicable taxes, within five (5) days of the public release of the Company’s annual fiscal year end financial results.

The Plan, as set forth in this document, represents the general guidelines the Committee presently intends to utilize to determine executive incentive compensation.  If, however, at the sole discretion of the Committee, the Company’s best interest is served by applying different guidelines in special or for unusual circumstances, it reserves the right to do so. The Committee reserves the right to amend or discontinue this Plan at any time in the best interests of the Company and its shareholders.  Without in anyway limiting the foregoing rights of the Company, should a material business event, significant customer contract, acquisition, disposition or change in control occur during the Plan period, the Committee reserves the right to amend or supplement the Plan following such event in such manner as the Committee, in its sole discretion, deems appropriate.

The Committee shall have full power and authority to interpret and administer the Plan and shall be the sole arbiter of all manners of interpretation and application of the Plan and the Committee’s determination shall be final.  Any inconsistencies that may occur between the Plan provisions and the calculation of the incentive results will be interpreted and resolved on an individual basis by the Committee.